Exhibit 99.1

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

CORPORATE PARTICIPANTS

Elizabeth A. Sharp American Outdoor Brands Corporation - VP of IR

Jeffrey D. Buchanan American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

P. James Debney American Outdoor Brands Corporation - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Cai Von Rumohr Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Gregory Arnold Konrad Jefferies LLC, Research Division - Equity Associate

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - Analyst

Ronald Cunningham Bookbinder IFS Securities, Inc., Research Division - Analyst

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Steven Lee Dyer Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2018 American Outdoor Brands Corporation Earnings Conference Call. (Operator Instructions) As a reminder, this call is being recorded.

I would now like to introduce your host for today’s conference, Liz Sharp, Vice President, Investor Relations. Please go ahead, ma’am.

Elizabeth A. Sharp - American Outdoor Brands Corporation - VP of IR

Thank you, and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue, earnings per share, non-GAAP earnings per share, fully diluted share count and tax rate for future periods; our product development, focus, objectives, strategies and vision; our strategic evolution in the organizational development; our market share and market demand for our products; market and inventory conditions related to our products and in our industry in general; and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K and 10-Q. You can find those documents as well as a replay of this call on our website at aob.com.

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements. Our actual results could differ materially from our statements today.

And I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures on this call. Among other things, our non-GAAP results and guidance exclude intangible expenses related to acquisitions, acquisition-related deal expenses, transition costs, change in contingent consideration and the tax effect related to all of those adjustments. The reconciliations of GAAP financial measures to non-GAAP financial measures, whether or not they are discussed on today’s call, can be found in today’s Form 8-K filing as well as today’s earnings press release, which are posted on our website or will be discussed on this call. Also, when we reference EPS, we are always referencing diluted EPS. For detailed information on our results, please refer to our quarterly report on Form 10-Q for the quarter ended July 31, 2017.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

I will now turn the call over to James Debney, President and CEO of American Outdoor Brands Corporation.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Thank you, Liz. Good afternoon, and thanks, everyone, for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance as well as our guidance for the second quarter and fiscal year.

Our financial results for the first quarter reflected lower-than-anticipated shipments in our Firearms segment, consistent with the softening in wholesaler and retailer orders, partially offset by increased revenue from our Outdoor Products & Accessories segment, which grew organically at 11.4%, and more than doubled inorganically.

Firearms revenue in the quarter also faced a challenging comparison to last year’s heightened level of firearms demand, which we believe was driven by concerns for personal safety and the potential for increased firearm legislation. Notwithstanding these challenges in the market, we remained focused on executing our long-term strategic growth objectives, which supports our vision of being the leading provider of quality products for the shooting, hunting and rugged outdoor enthusiast.

Now let me provide some details from the quarter. In Firearms, when compared to the same period last year, adjusted NICS background checks declined 11.2% in the first quarter. Within that number, mix related to handgun purchases declined 7.1%, while NICS related to long gun purchases declined 16.8%. Despite the year-over-year decline, adjusted NICS checks this quarter was still 5.8% higher than 2 years ago, a good indication of long-term consumer demand for Firearms.

Turning to units. When compared to the same period last year, our firearm unit shipped into the consumer channel in the first quarter declined by 39.1%. Within that result, our handgun unit shipped into the consumer channel declined by 34.6%, while our long gun unit shipped declined by 57.1%. We believe that our handgun shipments were impacted by an extremely successful promotion on our M&P SHIELD pistols that we initiated in April during our prior fourth quarter. That promotion well exceeded our expectations, and we believe it pulled forward our shipments into the fourth quarter as wholesalers and retailers stocked up in preparation for the strong consumer demand they believe would occur, and that actually did occur over the ensuing 90 days. As a result of our promotion, our monthly market analysis indicates that we gained significant market share in the first quarter as a large number of consumers purchased the SHIELD pistols that we had previously shipped into the channel in Q4. In fact, our research indicates that we grew our SHIELD share of the total handgun market by more than 5 percentage points, an incredible result.

In the overall market, we believe the heightened channel inventory at retail locations from multiple manufacturers, including us, also contributed to lower orders in the first quarter. However, despite those heightened channel inventories, distributor inventory of our firearms actually decreased slightly versus the end of Q4 to a total of 231,000 units at the end of Q1. Even with this favorable decline, our weeks of sales at distributors will remain above our targeted 8-week threshold at the end of Q1. Since then, sales weeks have increased, which is typical during the slow summer months when sales velocity usually settles at the lowest level of the year.

During the quarter, we agreed to acquire the assets of GemTech, a provider of quality suppressors for the consumer and professional markets, and this business is now part of our Firearms division. GemTech’s strong product development capabilities, combined with our brand management and manufacturing expertise, should allow us to harvest many synergies over time. We view this acquisition as somewhat opportunistic, allowing us to enter the suppressor category prior to potential favorable changes in legislation and at the time when the market is particularly soft. These elements combined make GemTech an excellent fit with our long-term strategy.

Now turning to our Outdoor Products & Accessories segment, which includes our electro-optics division. Organic revenue growth was 11.4% year-over-year, reflecting the benefit of our strategy to expand our offerings in this segment. As I pointed out earlier, revenue in this segment more than doubled inorganically due to 3 acquisitions during fiscal 2017.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

During the quarter, we announced that our Accessories division would acquire Bubba Blade, a premium knife brand that is widely recognized among outdoor enthusiasts a some of the finest knives for fishing, hunting and kitchen use. Bubba Blade products are a natural fit with our Accessories division, which already have strong knife and tool business as a result of our Taylor Knives acquisition last year. I’m excited about Bubba Blade because its products deliver features and benefits that are very popular with consumers and are protected by strong intellectual property. This also represents our exciting first step into the sizable fishing accessories market.

Both GemTech and Bubba Blade transactions closed after the end of the quarter for an aggregate purchase price of $22 million, and we expect about $7 million of revenue from those businesses in the current fiscal year.

Now turning to the current environment. The summer months are always a seasonally slow period in our industry as the historical mix trend lines clearly demonstrate. This year, however, the impact of that seasonality in our business has been compounded by elevated channel inventories and a heightened promotional retail environment causing headwinds in the first half of the year.

As I communicated on our last call, while these conditions may be challenging in the short term, they are not new to us. We expect the current situation to continue through our second quarter followed by what we believe will be improved channel conditions during the second half of our fiscal year. During that time, we believe channel inventory will normalize as we move through what is historically the busiest retail period of the year, the fall and winter shopping seasons.

By way of an update, August adjusted NICS results were published just a few hours ago with a sequential increase from July of 12.6%. This result is an encouraging indicator that the normal seasonality we have come to expect will play out in second half of our fiscal year.

Looking forward, we will take the following actions. First, new products are key to driving demand in our consumer market, and we have several meaningful new product launches in the coming months. Beginning in the fall and continuing into the new year, we will bring to market an exciting value and array of new products spanning handguns and long guns, which we believe will truly excite our consumers. Second, we intend to build inventory to support the new product launches, the busy shopping season and the wholesale and buying group trade shows that occur in January and February. Third, we will continue to offer market-leading products at attractive price points that provide our consumers quality and value. We believe consumers right now are seeking compelling promotions, and we fully intend to participate as required to protect and grow our market share. Fourth, we will continue to carefully prioritize our spending to preserve our cash and ensure that our investments support our growth initiatives. And lastly, we will continue to move toward the establishment of our new distribution center, a longer-term objective and an important element in enabling us to consolidate our warehouse footprint, harvest synergies from past and future acquisitions and better serve our wholesale and retail customers. We plan to break ground in the current calendar year and complete the new build by spring of calendar 2019.

As we take these actions, we will hold to our strategy and continue to invest in our company to drive inorganic and organic growth. Further expansion in the $30 billion-plus rugged outdoor market should, over time, help to mitigate the cyclical impact to the firearms business. We plan to carefully manage and leverage our balance sheet to make targeted acquisitions of small, reasonably sized businesses and/or investments in major organic growth initiatives that fit our strict criteria that include strong brands and products that serve the needs, wants and desires of our core consumers; a market leadership position with plenty of runway for growth; a return on investment that exceeds our hurdle rate, balanced with an acceptable level of risk; and the opportunity to build upon our record of solid execution and long-term shareholder value creation.

Before I turn it over to Jeff, I have an important announcement to make. Earlier, I referenced some exciting and meaningful new product launches that we have planned. Well, right now, I’m very excited to share with you the first of these new product announcements. Earlier this calendar year, we began shipping our next-generation M&P M2.0 full-size polymer pistols, creating a brand-new platform that has gained significant traction with consumers. I am very pleased to announce that we have a new addition to the 2.0 family. Tomorrow, we will begin shipping our new M&P M2.0 Compact series pistols. Our 2.0 pistols represent a growing family of products that are the result of listening closely to our professional consumer customers and delivering the performance and features they desire. Personal protection remains the #1 reason that people purchase a firearm, and the 2.0 Compact series is a strong match with that need. Offered in both 9-millimeter and ..40 S&W, the Compact series features a 15- or a 13-round capacity and a 4-inch barrel. A popular and versatile size that optimizes the balance between shootability and concealment. The 2.0 Compact series bridges the gap for those who want a single firearm for professional use, personal protection carry or practice at the range. We believe the new M&P compact will be a hit with professionals and consumers whose primary choice in the category is currently a Glock 19 or 23. We fully intend to take market share from Glock with our new M&P 2.0 Compact series pistol.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Stay tuned for our next exciting new product announcement planned for November 1. And with that, I’ll ask Jeff to provide more detail on our Q1 financial results and our guidance. Jeff?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Thanks, James. Revenue for the quarter was $129 million, which was a 37.7% decrease from the prior year. Revenue from our Firearms segment was $99.4 million, a decrease of 48.5% from the prior year. Revenue from our Outdoor Products & Accessories segment was $32.5 million, an increase of 122.6% over the prior year. And intercompany sales eliminations primarily related to sales of Crimson Trace products to Smith & Wesson were $3 million.

Total company gross margin for the quarter was 31.5% compared to 42.3% in the prior year. Firearms gross margins were 27.4%, and Outdoor Products gross margins were 44.8%. The total company gross margin decrease was mainly driven by firearms with lower production volumes, increased manufacturing spending percentages and heavy promotional costs.

GAAP operating expenses in the quarter were $43.8 million compared to $35 million in the prior year. First quarter operating expenses includes $6.4 million of cost, primarily relating to the acquisitions we have done in the last 3 years, including the amortization cost for Battenfeld, Taylor Brands, Crimson Trace and UST, and one-time acquisition cost for GemTech and Bubba Blade. On a non-GAAP basis, which excludes those amortization of one-time costs, operating expenses were $37.4 million as compared to $31.1 million in the prior year. The increased OpEx primarily relates to the acquired companies offset by lower organic costs, which include reductions in accrued incentive compensation. Our GAAP EPS for Q1 came in at a $0.04 loss, and our non-GAAP EPS was $0.02 positive. Last year, GAAP EPS was $0.62 and non-GAAP EPS was $0.66. Non-GAAP adjusted EBITDAS in quarter one was $12.9 million or a 10% EBITDA margin as compared to $65.8 million or a 31.8% margin in the prior year.

Turning to the balance sheet. Operating cash flow was a negative $34.5 million, mainly because of the $29.4 million increase in inventory and a nearly $25 million decrease in accounts payable and other accruals, including incentives. Our internal inventories increased in Q1 and will continue to increase in Q2, as James discussed earlier.

CapEx spending during the quarter was $4.7 million. Excluding the distribution center project that James mentioned, we expect our CapEx spending this year would be approximately $30 million, primarily relating to tooling for several important new offerings and various IT projects. We expect to finance the distribution center primarily through the sale leaseback of the facility.

As of the end of Q1, our financial condition remained strong with cash of $43.4 million and total net debt of approximately $199 million. We pay a blended interest rate of 3.56% on our debt, which includes roughly $75 million on our line of credit, $75 million on our senior notes and $93 million on our bank term loan A.

At the end of the quarter, our trailing 12-month net debt to adjusted EBITDA ratio was less than 1. Based on our guidance and current cash flow forecast, we expect that the trailing 12-month ratio will not exceed 1.6 at the end of any quarter in this coming year, and it should be below 1.2 by the end of the fiscal year even when considering any additional borrowings that might occur for acquisitions currently under consideration.

So turning to our guidance. For the second quarter, we expect revenue of between $140 million and $150 million with about 1/3 of that revenue coming from our Outdoor Products & Accessories. We expect GAAP EPS to be between 0 and $0.05, and non-GAAP EPS to be between $0.07 and $0.12. For the full year, we are adjusting our revenue estimate down to a range of $700 million to $740 million. This estimate takes into account the challenging environment we have outlined for the first half of this fiscal year and, based on historic trends, our continuing belief in the strong improvement in that environment for the second half of the year. The August NICS results that James just mentioned would seem to support those trends. For the full year, we expect GAAP EPS to be between $0.77 and $0.97 and non-GAAP EPS to be between $1.04 and $1.24.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

With regard to cash flow, we are forecasting neutral operating cash flow for our second quarter and strong operating cash flow in the second half of the fiscal year, with the full fiscal year expected to deliver positive operating cash flow of $70 million to $90 million. In both our second quarter and full fiscal year numbers, our non-GAAP EPS excludes amortization and costs relating to our acquisitions. All of these estimates are based on our current fully diluted share count of 55 million shares and expected tax rate of 36%. James?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Thank you, Jeff. And with that, operator, please open up the call for questions from our analysts.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is from Cai Von Rumohr of Cowen and Company.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Yes. So maybe give us some color on channel inventories. Do you feel the extent to which they rose and where you see them going in the next couple of quarters?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Cai, yes, looking back, obviously, we knew going in, really, into the fiscal year that we were at a heightened level of inventory. And what’s really happened and surprised us and surprised retailers, to be honest, is that level of inventory has not come down as fast as people initially thought it would. And one of the reasons for that is the promotional activity itself. You have some very rich promotions coming through from many manufacturers, ourselves included. And what that forces the retailer to do, is in effect really sometimes buying more inventories to support those promotions if they don’t have that inventory already in stock that, that promotion is targeting. So more, if you like, what we would call pull promotions than ever before. And we’d say that a pull promotion is one that focuses on the consumer, drives awareness with the consumers, they’re getting the direct benefit in terms of that consumer benefit. But we also know there’s been some push promotions, and push comes from manufacturers. When they offer lucrative deals, sometimes retailers, whatever the environment that they face, surprisingly sometimes don’t turn down, okay? And some of them are very wise not to turn them down as well because they are so lucrative. So that, again, pushes more inventory into the channel. So I think as you look at all the moving pieces there that I’ve just described, we can understand why it hasn’t come down as fast as it has. And then, obviously, we’re in the slow part of the year demonstrated by adjusted NICS checks, but we know we’re coming through that now. And our expectation, as both Jeff and myself said in the prepared remarks, is that we will see a return to normal seasonality, so you’ve got that sequential acceleration, more foot traffic coming through retailers’ doors. And we already hear that in parts of the country, it’s happening right now. So with that return of the consumer, we’re going to a busy period at retail, and that’s when we should see that inventory really come down to what we believe is a more normal level and, therefore, much stronger pull-through should start to take place from retail through wholesale to the manufacturers, such as ourselves. And obviously, us, being one of the largest manufacturers with the most popular products, the strongest brands, we should hope that we would feel that first before anybody else.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Great. And you said it hasn’t come down as fast as expected. Has it come down from year-end?

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Yes. It’s just - our distributor inventory...

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Your distributor inventory has. But the channel inventory, has it come down?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Well, we dip...

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Yes, because you have independent retailers, and large retailers as well, acting smartly and mostly being cautious about taking in more inventory and very focused on, as I described, operating in that promotional environment to convert their inventory back to cash, gets them open to buy dollars as they go forward. And a lot of those guys have eyes on the wholesaler shows that will be coming up in January and February, whereas we all know there are independent retailers who are invited by wholesalers, whether it’s a virtual show or a physical show, to participate in certain incentives to take - for them to take inventory. So I know there’ll be a lot of preparation for that, and most retailers are thinking smart about that as well. But again, it’s a cautious environment. Like us, an independent retailer, a larger retailer, wants to see a return of seasonality, that increase in foot traffic as we go through the full hunting period into the busy gift-giving period as well. So it’s - we’re seeing the signs, so we’re very encouraged.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Great. And inventory, you said it would be up in the second quarter. When do you expect it to turn down and where might it be by year-end?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

I can start with that one, Jeff. So our expectation, if you think about what - how I just characterized our new product pipeline, and over the next 8 months, we have several meaningful new product launches. We’ve just given the details on one. There’s going to be another one that we’ll talk about in November. There’ll be several in January around these wholesaler trade shows and SHOT Show. There’ll be one, maybe 2, in February. And then as we go towards the NRA annual meeting, which will take place in early May, there will be at least 2 there. Those are all meaningful product launches. And to execute and activate a meaningful new product introduction, you need inventory because you’ve got to optimize your distribution at the earliest possible moment in parallel as you’re spending those marketing dollars to raise awareness with the consumer. So that’s exactly what we will be doing. So we are very new product-intensive. And therefore the ways we look behind us at what’s been happening out in the marketplace, pretty much everybody has just been promoting the same old set of products that they’ve had for some time, no - little refreshment of people’s product portfolios. And we tend to correct that because that statement that I just made applies to us as well. And we have a whole new platform that we’re building out in terms of the 2.0 pistol, building on our first-generation success, so we’re very excited to be doing that. And we think it’s just what the market needs right now.

Operator

Our next question is from Steve Dyer of Craig-Hallum.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst

James, wondering if you could address market share a little bit. You’ve historically sort of compared NICS to your sell into the channel, which would suggest, I guess, using the same math, and I’m not sure that’s the best math to use, that you’ve lost some over the last 6 months. But that doesn’t seem to be sort of your perception. Could you give us a little more color there?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

No. I think you characterized it correctly. It’s really not relevant to compare our shipments into the channel to what’s been happening with NICS just because of those changes in inventory levels that we’ve been seeing out there. And as the inventory has risen over time, it starts to deceive people. And the same, when it starts to deplete over time as well, that can deceive you. So it isn’t a good comparison. And what we’ve always said is we spend a lot of time doing our own independent market share analysis, and we go out and sample retailers, and we gather all that POS data and so on, ours and our competitors, and we really understand our share from that statistically relevant sample. And then working with one of our other key wholesalers, one of our key partners, in 2-step distribution, we also get access to other POS data as well, which we use to validate our internal analysis. And that tells us that we’ve been good at share gain, particularly through the promotional period. And I talked mostly about the M&P SHIELD promotion. But at the same time, we’re also promoting, for example, our BODYGUARD 380, and we saw a share gain there as well. But I really wanted to highlight the M&P SHIELD market share gain. 5 points of share gain in the total handgun market here in the U.S. is really impressive. So we’re comfortable with our share position, I’ve always said, we’ll look to defend it, first priority, but we always want to make market share gains, and we were very successful there. So as you think about market share going forward, we have this very strong product pipeline that we’ll be launching products from - several products, as I just described earlier, over the next 8, 9 months, that we believe will help us take share. And some of those are existing product categories where we’re already strong, some of those will be new product categories.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst

Great. Along those lines, is there any risk in your mind that the customer or even the channel pauses a bit kind of given the new product just waiting for those? Or is that not likely to happen in your view?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Well, I think adjusted NICS, and again, it’s obviously a lagging data point, tells us that the consumer is there. They’re willing to buy, they just got eyes on what is the most compelling promotion, we believe, right now. So they’re very promotionally-driven. But one of the things that you don’t really need to do to the same level, I’m never saying you would not promote a new product, but it’s exactly that. New products out there generally do not require as much promotion as long as that shopper is going through the door. And again, coming back to adjusted NICS, that tells us, the August result tells us, that the shopper is starting to return as one would expect at this time of year. Now there’s always a risk. I can’t predict the future. I’ve got a crystal ball, it’s not that great though sometimes. So as we think about September, October and November, those are 3 key data points, okay, for adjusted NICS checks that will really tell us the strength of the return of the shopper.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst

Yes, that’s - that, I guess, segues into my last question just around visibility. So you guys reported into Q4 and guided with just a month left to go in the first quarter. And it seems like things either dropped off very significantly just in the month of July or there was an air pocket. What sort of visibility do you feel like you have into the channel at this moment?

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Fairly good. But I would say, to be honest, pretty much the same level that we had at that point when we last gave guidance. It’s very fluid, it’s a very dynamic environment right now. You do not know what a competitor is about to do next in terms of their promotional activity. You walk into an independent retailer or some of the bigger box stores right now, and sometimes it’s tough to see the top-of-the-glass counter because of so many promotion cards out there. That drives a lot of confusion with the consumer, obviously, which nobody enjoys. So as those - that level of promotional activity diminishes. We’re doing analysis on our competitors’ promotions, the ones that we have visibility at but focus on the consumer all the time, and we see that most of those come to an end - have come to an end at the end of August. So that level of activity is definitely coming down. It makes it easier to understand the market and what we believe is going to happen next.

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

And I’d point out that, as I noted, the - about 1/3 of the revenue in Q2 is coming from outdoor products, which means that our forecast, our guidance for Q2 for firearms is about the same as Q1. And that is with the new products that James was talking about. So Q2 is a seasonally high point for Outdoor Products & Accessories, especially in the knife and tool industry.

Operator

Our next question is from Rommel Dionisio of Aegis.

Rommel Tolentino Dionisio - Aegis Capital Corporation, Research Division - Analyst

Can I have a question on the Outdoor segment? Obviously, 11%, a very solid organic growth in the quarter, despite some of the retail store closures that you’ve seen in that channel. And then you mentioned Outdoor - some of the strong new product launches. But is there something else, have you guys been aggressive with promotions? Or anything else to really drive that strong organic growth in the quarter?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

No, the out - when we talk about at the promotional atmosphere, we’re primarily confining that to the firearms business. There aren’t a lot of promotional activities that we’re engaged in other than I would call the typical activities on the Outdoor Products side of the business. I think that the growth is just because of the good product offering of what we have and good consumer acceptance with those products.

Rommel Tolentino Dionisio - Aegis Capital Corporation, Research Division - Analyst

Okay. Just one follow up, switching gears to firearms. Could you just give us an update on the performance of the 2.0 in the marketplace, how that’s going? Are you seeing some - obviously, you’ll see some cannibalization on the prior lineups of M&P pistols. I wonder if you could just give us some additional color on that, please?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Sorry, Rommel, the line’s not great. So were you asking about how our M&P 2.0 full-size has performed to date?

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Rommel Tolentino Dionisio - Aegis Capital Corporation, Research Division - Analyst

Exactly, yes. To what extent - there might have been some cannibalization. Obviously, there’s probably some. But I wonder if you could just give a little more color on that, James.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Sure. I mean, the 2.0 platform that we introduced early this year, early calendar year, has performed extremely well. It’s been extremely well received by the consumer and professionals alike, so we’re very pleased with that. People have recognized that it is a significantly enhanced generation of the M&P pistol versus the first generation, which still exists, so they’re coexisting right now, which is not unusual in the industry. But certainly, we’re seeing a lot more traction and a lot more excitement with the consumer when it comes to the 2.0. And that gives us that solid platform to build out, as I was describing earlier, with the introduction of the Compact series. And no doubt, there’ll be other introductions that I’ve hinted at going forward.

Operator

Our next question is from Greg Konrad of Jefferies.

Gregory Arnold Konrad - Jefferies LLC, Research Division - Equity Associate

On the last call, you said that you expected gross margins to stay kind of within your targeted range even if it’s at the lower end. Does that kind of still holds when you look at the rest of the year?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Yes. For the year, we expect - at the midpoint of the guidance, we expect to be in the range of our guidance - or our gross margin target, which is 37 to 41. Obviously, though, that’s going to vary by a quarter, especially this year.

Gregory Arnold Konrad - Jefferies LLC, Research Division - Equity Associate

And then just to go back to Outdoor Products, if I look at that business sequentially and kind of the outlook that you laid out for Q2, is that mainly seasonality why it recovers a lot in Q2? Or is there anything else that went on in that segment in Q1?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

It’s mainly seasonality. Again, in that segment, the summer is - tends to be - there are a lot of shooting supplies in that segment. So the summer, again, it tends to be low. And again, the build-in for the holiday shopping season is much stronger in that segment than even in the firearms. So yes, this is the high quarter.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

A retailer load-in in this quarter that really gives it that bump.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Operator

And it looks like we have a follow-up question from Cai Von Rumohr of Cowen and Company.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Yes. So James, as you described your new products slate, clearly, you’ve got some execution challenges. I mean, you’ve got an enormous number of new products coming, and you also mentioned that kind of the demand visibility isn’t that great now. So does it make sense to really continue to do acquisitions in that kind of a situation? And how do you look at acquisitions? Is this really the time to buy because prices are cheap? Or is this the time to be a little bit more cautious?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Again, if I just look at the question - think about the question you just asked, Cai, I mean it’s very much in the context of firearms. And I think we’ve been clear that most of our inorganic focus is outside of firearms and is, in fact, in the rugged outdoor space, even though we have opportunistically just picked up a suppressor company, as I described earlier. So going back to that, as we think about the rugged outdoor then in terms of more acquisitions and, of course, we’re always going to look at the rest of the business to see the health of that business and what we need to do in that business, if it isn’t healthy, to make it healthier, before we would then go look at acquisitions. Our priority is our current business. We want that to be healthy and generating a great return before we then go back, I’d say, to inorganic.

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

And I would just emphasize that James, in his prepared remarks, talked about we do have a cautious approach in acquisitions, very measured, looking at smaller deals, smaller transactions that meet our hurdle rates and that we consider what we would call easier integration. So you take something like Bubba Blade which was a very simple acquisition where you acquire no people, you acquire merely the brand, the products that have been developed, the supply chain, and you give those products to your salespeople that are already selling knives, then it’s a relatively easy acquisition and not difficult on the rest of the company.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

And those get easier once the DC comes onstream as well.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Right, right. So a follow-up to Greg’s question about - so if your gross margin for the year at the midpoint would be within the 37% to 41% range, I mean, if I do the math, it looks like you’re talking about a 25% operating expense ratio. And so how should we think about that? I mean it looks like acquisitions transaction, that’s going to be up given what you’ve been doing. But I mean, is sales and marketing, which was up last year, going to be level? How should we think about the key drivers there?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Sure. Well, I think that OpEx might be just a bit high. But it is high because we haven’t really like fully engaged, fully integrated the acquisitions, and so we’re able to sort of reduce that SG&A expense. The DC will really help us focus on reducing that SG&A, and that’s one of the primary reasons for that division. It’s good when we acquire companies - again, I’d go back to Bubba Blade, which would be called these tuck-ins, because they don’t add to SG&A. But on platform, companies do. So we certainly realize that long-term success of the company, you can’t have 37% gross margin, 25% OpEx. Our goal on the operating — or the EBITDA ratio is still is at 20%. So we definitely are focused on the spending and what we can do.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Operator

Our next question is from Scott Stember of CL King.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Just trying to nail down maybe a little bit better, can you give us a sense of how much inventory is actually came down sequentially. You said that there were 231,000 units in the channel at the end of this quarter, if I’m not mistaken. What was that number at the end of the fourth quarter?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Unit inventory at the end of...

Elizabeth A. Sharp - American Outdoor Brands Corporation - VP of IR

Unit inventory at the end of Q4.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

I don’t know, Scott, we’re going to look - we’ll quickly look that up.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Okay. And you also made a commentary about you think that a lot of the big promotions in the industry seems to have come to an end at the end of August. So is that why you’re saying that, obviously, the next few months of NICS will be very important because it will be driven more by product? (inaudible) the demand of what the markets are looking for?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Yes. I mean, yes, just on the promotional part of the question, yes, I believe that most of our retail sales are really going to be driven by a return of the consumer to that retail footprint, okay? So - and with the introduction that we’re making with several new products, we think that there’ll be minimal promotional activity required on our part to convert those consumers to buying those products.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it, okay. And Jeff, just a question - I’m sorry, go ahead.

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Scott, at the end of Q4, it’s 232,000. At the end of Q1, it’s 231,000, just approximately.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

So pretty flat.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Okay, got it. Okay, and just the last question. I didn’t get a chance to look at the numbers 100%, but what was the implied tax rate on a non-GAAP basis to get to the $0.02? Or was it a tax benefit?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

It was about like [36%] on the non-discrete items, and we had some nontax items that actually like resulted in a higher tax rate when we’re looking at GAAP, all right? But in general, our tax rate and the tax rate you should consider going forward is still at that 36% - 36% to 37%.

Operator

(Operator Instructions) Our next question is from the line of Ronald Bookbinder of IFS Securities.

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

So I was having trouble hearing, are you saying that the - you expect the promotional environment to have ended last month, August, and that’s why you want to introduce the products - new products now?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

I would not say ended, I would say it’s diminishing is our belief. From what we can currently see out there, we believe it’s diminishing. Now that being - that can reignite itself at any moment. So that’s the current status. But it’s not our intent to go out and spend a lot of dollars heavily promoting brand-new products that we believe meet the needs, wants and desires of our core firearms consumers. That’s really the statement that I’m making.

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

Would that mean the same as you’d be currently willing to give up market share versus margin on new product areas?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Well, on new product introductions are always designed to drive market share gains. So you know my views on losing market shares, but I will always take the necessary action to defend the market share to preserve the company for the long term.

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

Okay. And on the rugged outdoor segment, it has taken over as one of your larger segments. It’s larger now than long guns, and looks like it will be larger than long guns for the full year. Where do you see this segment growing to? Or what is the long-term goal for rugged outdoor as a percentage of overall corporate revenues?

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

We’ve never really defined a goal for the size of our, let’s say, the outdoor parts of the business. We, obviously, are exploring a market that is much larger than the firearms market overall. So if you will put everything in relation to each other, then over time, over time, long time, you would expect that the outdoor side of the business should become bigger by a significant factor than the firearms side of the business.

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

Okay. And right now, you’re focused on small acquisitions. Given the growth of the outdoor segment for you guys, would you start looking at larger ones such that they continue to move the needle, especially once you get the new distribution center opened?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Difficult to say right now. Again, it comes back to a question earlier. Our first priority is always the health and wealth, the return on the investment we’re getting from our existing businesses. The level of performance that we’re seeing there and that return on the investment really is a large influence on our appetite to make acquisitions that would be larger than what Jeff described earlier. We really call it tuck-in, as Jeff described it. So I think as we look forward with the DC, if we’re not comfortable that we’re getting the best out of our core business, then a medium to large acquisition, we would not look favorably at because we would believe that there’s an inherent risk there that we need all of our bandwidth to mitigate going forward. Just some of that bandwidth is really dedicated still really to the core business, then we would very likely pass.

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

Okay. And the acquisitions that you have done in the past couple of years, have they pretty much all been accretive to earnings? And that’s it, that’s the question.

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Admin. Officer, Treasurer and Principal Accounting & Financial Officer

Yes, they have.

Operator

And that does conclude the Q&A session for today. I’d like to turn the call back over to Mr. James Debney for any further remarks.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Thank you, operator. Please note that we will be attending the CL King conference in New York City on September 14, and hope to see some of you there. I want to thank everyone across the American Outdoor Brands team for their dedication to excellence each and everyday. Before closing, and on behalf of all of our employees, we send our thoughts and prayers to all of those who’ve been affected by the tragic weather and wildfire events throughout the United States. Please be safe.

With that, again, thank you for joining us, and we look forward to speaking with you next quarter.

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SEPTEMBER 07, 2017 / 9:00PM, SWHC - Q1 2018 American Outdoor Brands Corp Earnings Call

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program, and you may all disconnect. Everyone, have a great day.

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